Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of
Groen Brothers Aviation, Inc.
Salt Lake City, Utah

We hereby consent to the incorporation by reference in the registration statement of Groen Brothers Aviation, Inc. on Form S-8 No. 333-125732, of our report dated July 30, 2010, which is included in the Form 10-K for Groen Brothers Aviation, Inc. for the year ended June 30, 2009.

Our report covering the June 30, 2009 and 2008 consolidated financial statements of Groen Brothers Aviation, Inc. contains an explanatory paragraph relating to an uncertainty as to the Company’s ability to continue as a going concern.

HJ &Associates, LLC
Salt Lake City, Utah
July 30, 2010